SMALLCAP World Fund, Inc.
333 South Hope Street
Los Angeles, California  90071-1406
Phone (757) 670 4818
Fax (757) 670 4685

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$271,779
Class B	$5,725
Class C	$7,443
Class F	$9,108
Total	$294,055
Class 529-A	$5,439
Class 529-B	$430
Class 529-C	$1,159
Class 529-E	$288
Class 529-F	$405
Class R-1	$260
Class R-2	$4,609
Class R-3	$4,901
Class R-4	$2,554
Class R-5	$4,772
Total	$24,817

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.6960
Class B	$0.3654
Class C	$0.3859
Class F	$0.7274
Class 529-A	$0.7038
Class 529-B	$0.3339
Class 529-C	$0.3612
Class 529-E	$0.5738
Class 529-F	$0.7757
Class R-1	$0.4219
Class R-2	$0.4037
Class R-3	$0.5603
Class R-4	$0.7185
Class R-5	$0.8278

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	440,951
Class B	17,913
Class C	24,501
Class F	17,316
Total	500,681
Class 529-A	10,141
Class 529-B	1,540
Class 529-C	4,089
Class 529-E	636
Class 529-F	740
Class R-1	820
Class R-2	14,596
Class R-3	11,893
Class R-4	5,488
Class R-5	8,442
Total	58,385

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$47.43
Class B	$45.49
Class C	$45.18
Class F	$47.08
Class 529-A	$47.23
Class 529-B	$45.96
Class 529-C	$45.92
Class 529-E	$46.76
Class 529-F	$47.24
Class R-1	$46.04
Class R-2	$46.13
Class R-3	$46.68
Class R-4	$47.20
Class R-5	$47.70